Exhibit 10.13

AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

This Amendment is made effective as of January 1, 2021, by and between Nava Health MD, LLC, previously known as Nava Management, LLC (“Manager”), and Nava Health Medical Group, LLC, previously known as Integrated Wellness MD, LLC (“Practice”), and amends that certain Management Services Agreement between the parties dated January 1, 2021, as previously amended (the “Agreement”), as follows:

1.	General. Any terms defined in the Agreement shall, if used herein (and not otherwise defined herein), have the meaning provided to them in the Agreement. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

2.	Net Revenue. Section 5.1 of the Agreement is hereby amended to add the following at the end of the existing language:

“In any month where imposition of the Management Fee would cause the net income of Practice (determined in accordance with Generally Accepted Accounting Principles) to be less than $0, the Manager may reduce the Management Fee proportionately such that the Practice’s net income does not fall below $0.”

3.	Full Force and Effect. Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Manager		Practice

Nava Health MD, LLC, previously known as Nava Management, LLC		Nava Health Medical Group, LLC, previously known as Integrated Wellness MD, LLC

By:	/s/	By:	/s/
Name/Title:	Bernaldo Dancel CEO	Name/Title:	Owner